Exhibit 10.1

Effective: Upon the date of receipt of final voting results (August 7, 2023) evidencing requisite shareholder approval of non-employee director compensation proposal at 2023 Annual General Meeting through 2024 Annual General Meeting

WAVE Life Sciences Ltd.

2023 NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

A.
Introduction

The Board of Directors (the “Board”) of Wave Life Sciences Ltd. (the “Company”) has approved the following 2023 Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Board. Except as otherwise indicated herein, this Policy shall be effective as of the date of receipt of the final voting results evidencing requisite shareholder approval of the non-employee director compensation proposal at the 2023 annual general meeting (the “Effective Date”) through the date of the Company’s 2024 annual general meeting, at which time the shareholders of the Company will be asked to approve the key parameters of a new or extended non-employee director compensation policy for the following year. Subject to receipt of shareholder approval, such new or extended policy shall take effect and that cycle will continue from annual general meeting to annual general meeting.

B.
Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

C.
Equity Compensation - Share Option Grants

All share amounts set forth herein shall be subject to automatic adjustment in the event of any share split or other recapitalization affecting the Company’s ordinary shares (the “Ordinary Shares”) following the Effective Date.

(1)
Initial Share Option Grants for Newly Appointed or Elected Directors

Each new Outside Director appointed or elected on or after the Effective Date shall be granted a non-qualified share option to purchase 90,000 Ordinary Shares under the Company’s then-effective equity incentive plan (the “Equity Incentive Plan”), on the date of their initial appointment or election to the Board (an “Initial Share Option Grant”). Initial Share Option Grants shall (i) vest as to 12.5% of the shares on a quarterly basis during the two-year period following the grant date, subject to the Outside Director’s continued service on the Board; provided that such options shall become exercisable in full immediately prior to and contingent upon the closing of a Change of Control of the Company (as defined in the applicable award agreement); (ii) have an exercise price equal to the fair market value of the Ordinary Shares on the grant date; (iii) expire and no longer be exercisable after the five-year anniversary of the grant date; and (iv) contain such other terms and conditions as the Board or the Compensation Committee shall determine.

(2)
Refresh Share Option Grants for Long-Term Service

Section 77 of the Companies Act (Cap. 50 of Singapore) (“Companies Act”) imposes a five-year maximum term for share options granted to non-employee directors of public companies (as defined in the Companies Act). Due to this limitation, on the Effective Date, subject to receiving shareholder approval at the 2023 annual general meeting, each Outside Director who holds an initial share option that was granted in connection with their initial appointment or election to the Board and which has an expiration date within twelve months following the 2023 annual general meeting shall be granted a non-qualified share option to purchase 90,000 Ordinary Shares under the Equity Incentive Plan (a “Refresh Share Option Grant”). Refresh Share Option Grants shall (i) vest as to 12.5% of the shares on a quarterly basis during the two-year period following the grant date, subject to the Outside Director’s continued service on the Board; provided that such options shall become exercisable in full immediately prior to and contingent upon the closing of a Change of Control of the Company (as defined in the applicable award agreement); (ii) have an exercise price equal to the fair market value of the Ordinary Shares on the grant date; (iii) expire and no longer be exercisable after the five-year anniversary of the grant date; and (iv) contain such other terms and conditions as the Board or the Compensation Committee shall determine.

(3)
Annual Share Option Grants

On the Effective Date, subject to receiving shareholder approval at the 2023 annual general meeting, each Outside Director (other than an Outside Director receiving an Initial Share Option Grant or a Refresh Share Option Grant) shall be granted a non-qualified share option to purchase 45,000 Ordinary Shares under the Equity Incentive Plan (an “Annual Share Option Grant”). Annual Share Option Grants shall (i) vest as to 100% of the shares on the earlier of the 2024 annual general meeting or the first anniversary of the grant date, subject to the Outside Director’s continued service on the Board during that period; provided that such options shall become exercisable in full immediately prior to and contingent upon the closing of a Change of Control of the Company (as defined in the applicable award agreement); (ii) have an exercise price equal to the fair market value of the Ordinary Shares on the grant date; (iii) expire and no longer be exercisable after the five-year anniversary of the grant date; and (iv) contain such other terms and conditions as the Board or the Compensation Committee shall determine.

For the avoidance of doubt, an Outside Director shall be eligible to receive only one type of option grant on the Effective Date, which shall be an Initial Share Option Grant, a Refresh Share Option Grant or an Annual Share Option Grant.

D.
Cash Compensation

(1)
Annual Cash Fees

The following annual cash fees shall be paid to the Outside Directors serving on the Board and the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Research and Development Committee, as applicable.

Board or Committee of Board	Annual Amount for Chair	Annual Amount for Member
Board	$75,000	$40,000
Audit Committee	$18,000	$9,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$15,000	$7,500
Research and Development Committee	$15,000	$7,500

(2)
Payment Terms for All Cash Fees

Except as otherwise indicated herein, cash fees payable to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter commencing on the later of the Effective Date or an Outside Director’s first election or appointment to the Board, prorated from the Effective Date or such Outside Director’s election or appointment date, as applicable. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash fee on a prorated basis through their last day of Board service.

E.
Expenses

Upon presentation of documented expenses, reasonably satisfactory to the Company, each Outside Director shall be reimbursed for their reasonable, documented out-of-pocket business expenses incurred in connection with attending meetings of the Board and Committees thereof, or general meetings of shareholders, or in connection with other business related to their Board service.

F.
Amendments

The Compensation Committee or the Board, as appropriate, shall review this Policy from time to time to assess whether any changes in the type or amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy, provided, however, that changes to this Policy which require shareholder approval under applicable law shall require such shareholder approval to be obtained before taking effect.